EXHIBIT 11.1
BRAZAURO RESOURCES CORPORATION

OFFICERS AND DIRECTORS CODE OF ETHICS

Introduction

Brazauro Resources Corporation (the “Company”) is committed to conducting business in accordance with the highest standards of business and ethics, including full and accurate financial disclosure and compliance with applicable laws, rules, regulations and stock exchange policies.

This Code of Ethics is applicable to all officers and directors of the Company and reflects the Company’s commitment to a culture of accountability, integrity and honesty. It outlines the basic principles with which all officers and directors are expected to comply and it sets forth specific policies to guide you in the performance of your duties and in avoiding unethical conduct and acts detrimental to the interests of the Company and its shareholders.

However, as it is not possible to list every act of misconduct, the below guidelines should not be considered exclusive or complete. Rather, this Code of Ethics serves as a supplement to your good judgment and common sense.

Conflicts of Interest

 A conflict of interest exists when it appears to a reasonable and objective observer that an officer or director’s duty to give undivided commercial loyalty to the Company may be prejudiced by an actual or potential direct or indirect personal benefit from another source.

Examples of conflict of interest exist, but are not limited to, when the officer or director has, directly or indirectly, a personal interest which is in conflict with that of the Company, or where his or her independence of judgment is affected, or when his or her loyalty to the Company is likely to be compromised by a real or possible benefit that the officer or director or a third party might gain from the transaction.

You must avoid situations where there is a real or apparent conflict of interest and must avoid any investment, action or omission which may prejudice the impartiality of the decisions made on behalf of the Company or hinder your exercise of free judgment. Where a real or apparent conflict of interest arises, you must bring the matter to the attention of the Chairman so that it can be dealt with in an appropriate manner.

Confidentiality

 The Company considers the protection of confidential information and trade secrets of utmost importance. Officers and directors must maintain the confidentiality of information entrusted to them by the Company or that otherwise comes into their possession in the normal course of their duties, except when disclosure is appropriately authorized or legally mandated.
Confidential or proprietary information may include, without limitation, any non-public information concerning the Company’s drill results, prospects , financial information and any non-public information provided by a third party with the expectation that it will be kept confidential.

Insider Trading

Confidential information about the Company’s affairs shall not be used for your own gain, or for the gain of others, such as friends or relatives. Individuals who are in possession of confidential information which is not generally available to the community at large – so-called “insider” information – are prohibited from disclosing it to any unauthorized person, or using it as a basis for trading in the Company’s securities or in the securities of any corporation which the Company is contemplating acquiring or doing business with.

You must also respect the confidential nature of any similar information concerning organizations with which the Company has business dealings, such as a supplier, customer or competitor.

For an officer or director to use confidential information for personal benefit or to disclose it to others outside the Company violates the Company’s interest in maintaining confidentiality and it may cause damage to the Company. Also, in the event of privileged information resulting in prohibited insider trading by the recipient of such information, both the person disclosing the information and the person using it for prohibited trading purposes are considered parties to prohibited insider trading and thereby subject to civil and penal liabilities, in addition to disciplinary measures by the Company.

Acceptance of Gifts and Gratuities

Business gifts and entertainment are customary courtesies designed to build goodwill among business partners. However, a problem may arise when such courtesies compromise, or appear to compromise, your ability to make objective and fair business decisions, for example by creating a sense of obligation in return or by presenting a conflict of interest.

To ensure the highest level of objectivity in dealing with our stakeholders, you shall not accept material gifts such as goods, services, loans, pleasure or vacation trips or accommodations, the use of property and the like, from vendors, contractors, suppliers or competitors. Gifts of a nominal value, reasonably estimated at less than US$50, may be accepted when such have not been solicited and are not being made in return for a special consideration or decision. Repeated acceptance of nominal value gifts from a single individual, vendor, contractor, supplier or competitor must be rejected. Cash or cash equivalent in any form or amount shall never be solicited or accepted.

Exceptions to this policy about gifts, gratuities or business dealings may be made in only very rare circumstances and you must have obtained written approval from the Company’s Chief Executive Officer prior to accepting such gift or gratuity.

Compliance with Laws, Rules and Regulations

Officers and directors must comply with the laws, rules and regulations that govern the Company’s affairs in all of the cities, states, provinces and countries in which the Company conducts business and must avoid even the appearance of impropriety. Officers and directors are encouraged to read and understand the requirements of the Corruption of Foreign Public Officials Act (the “Act”) and to conduct all Company business dealings in compliance with the Act.

You must immediately report any suspected violation of applicable laws, rules or regulations to the Chief Executive Officer or the Chair of the Board of Directors.

Financial Statements, Recordkeeping and Disclosure

It is the policy of the Company to comply with all financial reporting and accounting regulations applicable to the Company, and to condemn malfeasance. Malfeasance is the deliberate and concerted effort to falsify information, to distort the truth or in some way present an inaccurate view of a fact, issue or concept. Honest and accurate recording and reporting of information is critical to our financial reporting, our ability to make responsible business decisions and our avoidance of malfeasance of any kind. As such, you are encouraged to have clear, open and frequent communications with all levels of management and may not, directly or indirectly, improperly influence or manipulate the Company’s external auditors for the purpose of rendering the Company’s financial statements misleading.

In addition, it is the policy of the Company to provide full, fair, accurate, timely and comprehendible disclosure in the reports and documents that the Company files in accordance with securities exchange regulatory requirements, and in other public communications made by the Company.

Policy Violation

Any violation of this Code of Ethics, or other Company policies or applicable rules or regulations, may result in the board of directors requesting the resignation of the board member or the termination of the officer. Ignorance of the provisions of this Code of Ethics cannot be accepted as an excuse for their non-observance. In addition, violations of legal and regulatory requirements may carry their own civil and criminal penalties, including fines and imprisonment.

Acknowledgement

I have read and understood this Code of Ethics, and agree to comply with it. I have had sufficient opportunity to contact the Chairman and/or outside legal counsel in respect of any questions that I may have had in regards to this Code of Ethics.

I am aware that a copy of the signed Code of Ethics may be placed in my file with the Company and that I may be asked to periodically review this, and other policies, and to acknowledge that I have done so.

Name	Signature	Date